UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TESSERA DEFENSE AND HOMELAND SECURITY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TESSERA DEFENSE AND HOMELAND SECURITY INC.

850 New Burton Road, Suite 201, Dover, Delaware 19904

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 20, 2026

This supplement (this “Supplement”) supplements the definitive proxy statement of Tessera Defense and Homeland Security Inc. (the “Company,” “we” or “our”) filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2026 (the “Proxy Statement”) for the Special Meeting of Stockholders to be held on October 20, 2026 at 9:00 a.m. Eastern Time, virtually at https://www.cstproxy.com/tessera/2026 (the “Special Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about October 8, 2026. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Proxy Statement.

This Supplement should be read together with the Proxy Statement. Except as described in this Supplement, the information in the Proxy Statement is unchanged.

Equity Awards to our Chief Executive Officer and Chief Financial Officer Conditioned on Approval of Proposal 1

On October 7, 2026, after the Proxy Statement was filed, the Compensation Committee of the Board and the Board approved personal employment agreements with Michael Oster, our Chief Executive Officer (the “Oster Agreement”), and David Rokach, our Chief Financial Officer (the “Rokach Agreement”), as described in our Current Report on Form 8-K filed with the SEC on October 7, 2026 (the “Form 8-K”). Under the Oster Agreement, subject to and conditioned upon stockholder approval of the Amendment to the 2026 Equity Incentive Plan (the “Plan”) under Proposal 1, NYSE American approval of the listing of the underlying shares, the availability of shares under the Plan and the other approvals described in the Oster Agreement (including, for awards intended to qualify under Section 102 of the Israeli Income Tax Ordinance, the related Israel Tax Authority filing and trustee requirements), Mr. Oster will be granted the following awards under the Plan:

●	1,000,000 restricted stock units, 25% of which will vest on December 31, 2026, with the remaining 75% vesting in equal quarterly installments over the following 24 months;

●	an option to purchase up to 1,000,000 shares of Common Stock at an exercise price of $1.15 per share, exercisable for two years from the date of the Oster Agreement;

●	fully vested performance shares for fiscal years 2027 and 2028: for each year, 200,000 shares if EBITDA per share (as defined in the Oster Agreement) exceeds $0.05 (for 2027) or $0.10 (for 2028), plus 100,000 shares for each whole cent by which EBITDA per share exceeds that threshold, up to 500,000 shares per year and 1,000,000 shares in total, with any shares earned for a year to be granted within 30 days after the Board approves the Company’s annual financial statements for that year, as described in the Form 8-K; and

●	400,000 fully vested shares, in recognition of Mr. Oster’s contributions to the Company before the effective date of the Oster Agreement.

Under the Rokach Agreement, subject to the same conditions, Mr. Rokach will be granted 180,000 fully vested shares of Common Stock in recognition of his contribution before the effective date of the Rokach Agreement.

The Oster Agreement also provides that, if Mr. Oster’s employment is terminated without cause or he resigns for good reason within 12 months after a change in control (or within three months before it, in the circumstances described in the Form 8-K), all of his unvested equity awards will vest in full and the exercise period of his vested options will be extended to 12 months after termination, but not beyond their original expiration date.

These awards cover up to 2,580,000 shares of Common Stock in total (excluding up to 1,000,000 performance shares, which are issuable only if the EBITDA per share targets for fiscal years 2027 and 2028 are met), of which the Company anticipates that only 830,000 shares will be issued through December 31, 2026, representing the 400,000 and 180,000 fully vested shares to Mr. Oster and Mr. Rokach, respectively, in consideration of past services, and the 250,000 restricted stock units that vest on December 31, 2026. These 830,000 shares represent approximately 15.6% of the 5,315,000 additional shares that would be reserved under the Plan if Proposal 1 is approved. If Proposal 1 is approved and all of these awards are granted, approximately 4,485,000 of the additional shares would remain available for other awards under the Plan through December 31, 2026, in addition to the approximately 4,827 shares available under the Plan as of September 24, 2026. If Proposal 1 is not approved, these awards will not be granted.

These awards were approved after the Proxy Statement was filed. Accordingly, the following statements in the Proxy Statement are superseded by this Supplement: (i) in “Proposal 1 — New Plan Benefits,” the statements that it is not possible to determine the benefits that will be received by any particular person if the Amendment is approved and that no awards have been granted subject to or conditioned upon stockholder approval of the Amendment; and (ii) in “Proposal 1 — Interests of Directors and Executive Officers,” the statement that no determination has been made as to the specific awards, if any, that would be granted to directors or executive officers from the additional shares.

New Plan Benefits

The following table sets forth the awards that will be granted under the Plan, subject to stockholder approval of Proposal 1, to the persons and groups shown. Other than the awards to Mr. Oster and Mr. Rokach, awards under the Plan are granted at the discretion of the plan administrator, and the benefits that will be received by any other person or group are not determinable. Dollar values are based on the closing price of the Common Stock on the NYSE American on October 6, 2026 of $0.3250 per share, the same price shown in the Proxy Statement under “Market Value of Common Stock.”

Name and Position	Restricted Stock Units (#)	Stock Options (#)	Performance Shares (#)(1)	Fully Vested Shares (#)	Dollar Value ($)(2)
Michael Oster, Chief Executive Officer	1,000,000	1,000,000	1,000,000	400,000	780,000
David Rokach, Chief Financial Officer	—	—	—	180,000	58,500
Jonathan Solomon, former Chief Executive Officer	—	—	—	—	—
Marina Wolfson, former Chief Financial Officer	—	—	—	—	—
Dr. Merav Bassan, former Chief Development Officer	—	—	—	—	—
All current executive officers as a group (3 persons)	1,000,000	1,000,000	1,000,000	580,000	838,500
All current directors who are not executive officers as a group (4 persons)	—	—	—	—	—
All employees, including current officers who are not executive officers, as a group	—	—	—	—	—

Mr. Solomon, Ms. Wolfson and Dr. Bassan are our named executive officers for fiscal year 2025. Each of them resigned in February or March 2026, and none of them will receive any of the awards described in this Supplement.

(1)	Maximum number of shares. The number of performance shares actually issued, if any, depends on the Company’s EBITDA per share exceeding $0.05 for 2027 and $0.10 for 2028, and may be zero.

(2)	Calculated as the number of restricted stock units, performance shares (at the maximum) and fully vested shares, multiplied by $0.3250. No value is attributed to the stock options, because their exercise price of $1.15 per share exceeds the closing price used. The actual value received will depend on the price of the Common Stock when the awards vest or are exercised or sold.

Voting; Revocation of Proxies

The Board continues to recommend that stockholders vote FOR Proposal 1 and FOR Proposal 2. Stockholders who have already submitted a proxy do not need to take any action unless they wish to change their vote. A stockholder of record may change or revoke a proxy at any time before it is voted, as described in the Proxy Statement under “Can I change or revoke my proxy?” Beneficial owners should follow the instructions of their bank, broker or other nominee.

Interests of our Chief Executive Officer and Chief Financial Officer. Mr. Oster and Mr. Rokach each have a direct interest in the approval of Proposal 1, because the awards described above will be granted to them only if Proposal 1 is approved. The Company and its directors and executive officers, including Mr. Oster and Mr. Rokach, may be deemed participants in the solicitation of proxies for the Special Meeting.

This Supplement, the Proxy Statement and the Form 8-K (including the press release furnished as Exhibit 99.1 to the Form 8-K, which has also been filed as definitive additional soliciting material) are available free of charge at www.sec.gov. This Supplement and the Proxy Statement are also available at https://www.cstproxy.com/tessera/2026.

By Order of the Board of Directors,

/s/ Michael Oster
Michael Oster
Chief Executive Officer
Dover, Delaware, October 8, 2026